UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported: August 14, 2008)

Innophos, Inc. Innophos Holdings, Inc. (Exact names of Registrants as specified in their Charters)

Delaware	333-129951	20-1380712
Delaware	001-33124	20-1380758
(States or other jurisdictions of incorporation)	(Commission File Numbers)	(IRS Employer Identification Nos.)

259 Prospect Plains Road Cranbury, New Jersey 08512 (Address of Principal Executive Offices, including Zip Code) (609) 495-2495 (Registrants’ Telephone Number, Including Area Code)

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12) [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b)) [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On August 14, 2008, Innophos, Inc. or Innophos, a wholly owned subsidiary of  Innophos Holdings, Inc., or Holdings, and J.P. Morgan Chase Bank, N.A., as authorized signatory for Bear Stearns Corporate Lending, Inc. in its capacity as Administrative Agent, entered into a Fourth Amendment to a Credit Agreement dated as of August 13, 2004, or Credit Agreement, among Innophos and certain lenders and agents, including the Administrative Agent.

     The Fourth Amendment became effective on August 14, 2008. Among other things, it removes from Section 9(j) of the Credit Agreement (concerning defaults) an Event of Default arising from any reduction of beneficial ownership in Holdings’ capital stock by Permitted Investors (as defined in the Credit Agreement) below the level of 25% calculated on a fully diluted basis. Under the Credit Agreement, the term “Permitted Investors” includes Bain Capital Partners LLC, or Bain Capital, and certain of its control-related affiliates. According to information available publicly to the registrants, prior to the effectiveness of the Fourth Amendment, the Permitted Investors continued to own benefically in excess of 25% of Holdings' capital stock on a fully diluted basis.  On August 18, 2008, the Permitted Investors reported publicly that they had reduced their beneficial ownership to approximately 16.2% of Holdings' capital stock on a fully diluted basis.

     In addition, the Fourth Amendment adds to Section 9(j) new Events of Default including the: (i) direct or indirect ownership by any person or group of persons other than the Permitted Investors of more than 35% of Holdings’ capital stock on a fully diluted basis; and (ii) consummation of any transaction (including any merger or consolidation), the result of which is the acquisition directly or indirectly by any person or group of persons other than the Principals and Related Parties (both as defined in Innophos’ Senior Subordinated Notes Indenture, or Notes Indenture) of more than 35% of the voting stock of Innophos. Under the Notes Indenture, the term “Principals” means Bain Capital, and the term “Related Parties” include controlling stockholders and certain types of entities related to the Principals.

     The Fourth Amendment also makes changes of an administrative nature to portions of the Credit Agreement relating to letters of credit, among other things, allowing an additional lender to serve as an issuer thereof, and provides for an increase of 1.0% per annum in the rate of interest to be accrued on obligations outstanding under the Credit Agreement. At July 31, 2008, Innophos had $127.5 million of term loans, approximately $2.5 million in letters of credit, and no revolving loans outstanding under the Credit Agreement.

     The above summary of the Fourth Amendment to the Credit Agreement is qualified in its entirety by the full text of the amendment, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K, and to which reference is hereby made.

Item 9.01 Exhibits

(b) Exhibits

Exhibit No. Description

99.1 Fourth Amendment to Credit Amendment

SIGNATURES

     According to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized.

INNOPHOS, INC. INNOPHOS HOLDINGS, INC. By: Mark Feuerbach Name: Mark Feuerbach Title: Vice President, Treasurer

Date: August 19, 2008